EXHIBIT 99.1

PRESS RELEASE

August 15, 2003

CRESCENT BANKING COMPANY

P.O. Box 668, 251 Hwy 515, Jasper, GA 30143, (706) 692-2424, (800) 872-7941, Fax (706) 692-6820

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND

ANNOUNCES EARNINGS

Crescent Banking Company (the “Company”) is pleased to announce that its Board of Directors has authorized the payment of the Company’s twenty-eighth consecutive quarterly cash dividend. A quarterly dividend in the amount of $.08 per share is payable on September 4, 2003, to shareholders of record of the Company’s common stock as of August 28, 2003. The dividend represents a 3.2% increase from the previous quarterly dividend of $.0775 per share.

The Company’s net income for the six months ended June 30, 2003, totaled $13.6 million, which represented net income per share on a basic and a fully diluted basis of $5.58 and $5.34, respectively. In comparison, the Company had net income for the quarter ended June 30, 2002 of $4.2 million, which represented net income per share on a basic and a fully diluted basis of $2.18 and $2.08, respectively.

The Company’s net income for the quarter ended June 30, 2003, totaled $9.0 million, which represented net income per share on a basic and a fully diluted basis of $3.69 and $3.52, respectively. In comparison, the Company had net income for the quarter ended June 30, 2002, of $2.0 million, which represented net income per share on a basic and a fully diluted basis of $1.00 and $0.95, respectively.

The Company’s mortgage banking operations, which are conducted through Crescent Mortgage Services, Inc., the Company’s wholly owned mortgage banking subsidiary (“CMS”), and through the Bank’s mortgage division, recorded net income for the six months ended June 30, 2003, of $13.0 million, compared to net income for the six months ended June 30, 2002 of $2.2 million. Net income of the mortgage operation for the quarter ended June 30, 2003 of $8.8 million, compared to net income for the quarter ended June 30, 2002, of $1.7 million. The increase in mortgage banking earnings primarily was due to an increase in mortgage production, which in turn was the result of continued favorable interest rates during the period ended June 30, 2003. Mortgage production in the first six months of 2003 totaled $3.1 billion, an increase of approximately 94% from production of $1.6 billion during the first six months of 2002. During the first six months of 2003, the Company sold servicing rights with respect to $2.8 billion of mortgage loans for a gain of $28.7 million, or a spread on the sale of servicing of 1.03%. In Comparison, during the first six months of 2002, the Company sold servicing rights with respect to $1.2 billion of mortgage loans for a gain of $8.8 million, or a spread on the sale of servicing of 0.73%. If interest rates remain stable or increase from recent historic lows, the Company presently expects that the growth in its mortgage production and income will decline, as volumes of refinancing and new mortgage loans slow or decrease. In addition, even if interest rates remain favorable, the Company may elect to decrease its mortgage production in an effort to improve its capital and liquidity position. Reductions in the Company’s mortgage production would result in a decrease in the Company’s net income from mortgage operations. Since June 30, 2003, the Company has experienced approximately a 100 basis points increase in mortgage rates resulting in the mortgage pipeline decreasing from $1.2 billion at June 30, 2003, to $993 million at July 31, 2003.

The Company is pleased to report that its commercial banking operations continued to grow during the first six months of 2003. The loan portfolio of Crescent Bank & Trust Company, the Company’s wholly owned commercial banking subsidiary (the “Bank”), increased by approximately 21% during the first six months of 2003 to a total balance of $241.8 million at June 30, 2003. The Bank had net income of $1.0 million for the six months ended June 30, 2003, compared to net income of $824,004 for the six months ended June 30, 2002. The improvement in the Bank’s net income is attributable, in part, to the continued growth of its loan portfolio, as well as an improvement in the Bank’s net interest margin. The Bank had net income of $407,022 for the quarter ended June 30, 2003, compared to net income of $477,249 for the quarter ended June 30, 2002. The decrease in quarterly earnings was primarily the result of the Bank transferring certain mortgage origination processes to CMS. The Bank’s six full service offices are located in Bartow, Cherokee, Forsythe and Pickens Counties, Georgia.

Mr. J. Donald Boggus, the Company’s President and Chief Executive Officer stated: “The Company experienced record earnings for the second quarter as a result of unprecedented mortgage production levels.” Mr. Boggus added that: “The Company’s commercial banking operations continued to experience good loan and earnings growth.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia, with total consolidated assets of approximately $624.2 million and consolidated shareholders’ equity of $48.5 million, or $19.80 per share, as of June 30, 2003. The Company had approximately 2.5 million shares outstanding at June 30, 2003. The Company’s common stock is listed on the Nasdaq SmallCap Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s annual report on Form 10-K for the year ended December 31, 2002 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.